Exhibit 99.1

CONSTELLATION BRANDS ANNOUNCES KRIS CAREY TO BECOME CHIEF HUMAN RESOURCES OFFICER

Tom Kane, current EVP and Chief Human Resources Officer, to retire in May 2022

VICTOR, N.Y., March 7, 2022 - Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that Kris Carey has been promoted to Executive Vice President and Chief Human Resources Officer, effective May 9, 2022. Carey will join the company’s Executive Management Committee (EMC) and have oversight responsibility for all aspects of Constellation’s HR support, HR operations, benefits, and global total rewards programs. Tom Kane, who has been with Constellation for nine years and currently serves as Constellation’s EVP and Chief Human Resources Officer will retire in May 2022 and will work closely with Carey on transition plans over the next few months ensuring continuity of Constellation’s people strategy.

“We believe one of the foundational elements of our continued success is purposeful and intentional succession planning of our leaders,” said Bill Newlands, Constellation’s President and Chief Executive Officer. “During Tom’s tenure as CHRO he successfully led our HR organization and business through extraordinary times of growth and most recently some of the most unprecedented social and employee welfare concerns of our time, and now he is passing the baton to a proven and trusted leader who has been instrumental in helping us foster an inclusive and winning culture. I look forward to working with Kris to continue to invest in one of our most valuable assets – our stellar talent.”

Carey has held several roles with increased levels of responsibility across Constellation since joining the company in 2013 as VP and Associate General Counsel for its Beer Division. Two years later, she was promoted to SVP and General Counsel for Constellation’s Beer Division, and she subsequently assumed responsibility as the company’s Chief Compliance Officer. Carey has also been a key leader in Constellation’s Diversity, Equity, and Inclusion programs, and served as the company’s first Chief Diversity Officer. She joined the company’s HR team in 2019 as SVP, Human Resources supporting its Beer Division.

“I’m grateful for the mentorship and guidance Tom has provided me over the years and I’m extremely proud to succeed him as Constellation’s next CHRO,” said Carey. “I’m looking forward to lending my counsel and perspective as an EMC member and partnering with my talented colleagues across the business in continuing to cultivate an inclusive culture and work environment for all employees.”

“I’ve had an extremely rewarding and fulfilling career during my time at Constellation and I’m proud to have been part of an organization that truly values their people,” said Kane. “I have great confidence in Kris as a leader and I wish her many years of continued success.”

ABOUT CONSTELLATION BRANDS
At Constellation Brands (NYSE: STZ and STZ.B), our mission is to build brands that people love because we believe sharing a toast, unwinding after a day, celebrating milestones, and helping people connect, are Worth Reaching For. It’s worth our dedication, hard work, and the bold calculated risks we take to deliver more for our consumers, trade partners, shareholders, and communities in which we live and work. It’s what has made us one of the fastest-growing large CPG companies in the U.S. at retail, and it drives our pursuit to deliver what’s next.

Today, we are a leading international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Every day, people reach for our high-end, iconic imported beer brands such as Corona Extra, Corona Light, Corona Premier, Modelo Especial, Modelo Negra, and Pacifico, and our high-quality premium wine and spirits brands, including the Robert Mondavi brand family, Kim Crawford, Meiomi, The Prisoner brand family, SVEDKA Vodka, Casa Noble Tequila, and High West Whiskey.

But we won’t stop here. Our visionary leadership team and passionate employees from barrel room to boardroom are reaching for the next level, to explore the boundaries of the beverage alcohol industry and beyond. Join us in discovering what’s Worth Reaching For.

To learn more, follow us on Twitter @cbrands and visit www.cbrands.com.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACTS
Mike McGrew 773-251-4934 / michael.mcgrew@cbrands.com Amy Martin 585-678-7141 / amy.martin@cbrands.com	Patty Yahn-Urlaub 585-678-7483 / patty.yahn-urlaub@cbrands.com

Kris Carey	Tom Kane

SVP, Human Resources	EVP and Chief Human Resources Officer